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                                                                       Exhibit 5



                                         August 13, 2004


Becton, Dickinson and Company
1 Becton Drive
Franklin Lakes, New Jersey  07417-1880

    Re:  Becton, Dickinson and Company
         2004 Employee and Director
         Equity-Based Compensation Plan
         Form S-8 Registration Statement
         Under the Securities Act of 1933
         --------------------------------

Gentlemen:

     As Vice President and General Counsel of Becton, Dickinson and Company (the "Company"), I am familiar with all corporate action taken by the Company with respect to the adoption of the Company's 2004 Employee and Director Equity-Based Compensation Plan (the "Plan").

    On the basis of the foregoing, it is my opinion that the Company has taken all necessary and appropriate corporate action in connection with the adoption of the Plan and the authorization for issuance of the shares thereunder, and that the shares when issued and sold in the manner referred to in the Plan, will constitute legally issued, fully paid and non-assessable shares of Common Stock of the Company.

    This opinion is rendered to you solely in connection with the above matter. This opinion may not be relied upon by you for any other purpose, or relied upon by or furnished to any other person, without my prior written consent.

    I consent to the filing of this opinion as Exhibit 5 to the above-captioned Registration Statement.


                                      Very truly yours,

                                      /s/ Jeffrey S. Sherman

                                      Jeffrey S. Sherman
                                      Vice President and
                                      General Counsel